EXHIBIT (7)(e)(1)

AMENDMENT NO. 1 TO REINSURANCE AGREEMENT

TRANSAMERICA INTERNATION RE (BERMUDA) LTD.

AMENDMENT I

to

REINSURANCE AGREEMENT

Between

TRANSAMERICA LIFE INSURANCE COMPANY

CEDAR RAPIDS, IOWA

hereinafter referred to as “the Company”

and

TRANSAMERICA INTERNATIONAL RE (Bermuda), Ltd

of

Hamiltion, Bermuda

hereinafter referred to as “the Reinsurer”

Whereas, the Company and the Reinsurer entered into a Reinsurance Agreement effective December 31, 2008;

And Whereas, the Company and the Reinsurer wish to amend certain provisions of the Agreement;

Now, Therefore, in consideration of the mutual agreements, promises and covenants provided herein, the Company and the Reinsurer hereby agree to amend the Agreement as follows:

Effective December 31, 2008 Article VI, paragraphs 11 and 12 and Exhibit I will be added as follows:

Article VI, paragraphs 11 and 12:

11. Should the trust account referenced in Article I, paragraph 22 not be available by the effective date of the contract the Reinsurer shall provide the Company with a clean, unconditional and irrevocable letter of credit, in an amount equal to the ceding commission identified in Article III, paragraph 1. The terms and bank shall be acceptable to the regulatory authority(ies) having jurisdiction. The letter of credit shall follow the format attached hereto as Exhibit I or will otherwise be in a format that contains terms that satisfy the provisions of the applicable state law and regulation governing credit for reinsurance.

12. If necessary, assets backing ceded liabilities will be retained by the Company on a funds withheld basis until the trust is established and assets can be transferred to the trust. Investment income from these assets will be credited to the Reinsurer as if they were already in the trust.

Exhibit I

Letter of Credit Form

(Name of Bank)

(Address)

FOR INTERNAL IDENTIFICATION PURPOSES ONLY Does Not Affect Terms of Letter of Credit or Bank’s Obligations Thereunder
Our No.	Other

Accountholder/Applicant
(Reinsurer)
Beneficiary’s State of Domicile

Irrevocable	Issue Date:

Letter of Credit No.

To: Beneficiary: (Name)

        (Address)

We hereby establish this irrevocable Letter of Credit in favor of the aforesaid addressee (“Beneficiary”) for drawings up to United States $         , effective immediately. This Letter of Credit is issued, presentable and payable at our office at (issuing bank’s address) and expires with our close of business on         , 20    .

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator. (Insurers incorporated under the laws of California must use the language in Note I below in lieu of this paragraph.)

We hereby undertake to promptly honor your sight draft(s) drawn on us, indicating our Credit No.                     , for all or any part of this Credit if presented at our office specified in paragraph one on or before the expiration date or any automatically extended expiry date.

Except as expressly stated herein, this undertaking is not subject to any agreement, condition or qualification. The obligation of (issuing bank) under this Letter of Credit is the individual obligation of (issuing bank), and is in no way contingent upon reimbursement with respect thereto.

It is a condition of this Letter of Credit that it is deemed to be automatically extended without amendment for one year from the expiration date hereof, or any future expiration date, unless thirty days prior to such expiration date we notify you by registered mail that we elect not to consider this Letter of Credit renewed for any such additional period.

This Letter of Credit is subject to and governed by the Laws of the State of Iowa and the 1993 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 600) and, in the event of any conflict, the Laws of the State of Iowa will control. If this Credit expires during an interruption of business as described in Article 17 of said Publication 600, the bank hereby specifically agrees to effect payment if this Credit is drawn against within thirty days after the resumption of business.

Very truly yours,

(Issuing Bank)

IN WITNESS WHEREOF, TRANSAMERICA LIFE INSURANCE COMPANY and TRANSAMERICA INTERNATIONAL Re (Bermuda), LTD have by their respective officers executed this Amendment in duplicate effective this 30th day of December, 2008.

TRANSAMERICA LIFE INSURANCE COMPANY	TRANSAMERICA INTERNATIONAL Re (Bermuda), LTD

By	By

Vice President	Vice President/Director
Title	Title

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